PRELIMINARY
                                                       [Moscom Logo]


                             MOSCOM CORPORATION


                                 NOTICE OF
                     ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD MAY 14, 1998


To THE STOCKHOLDERS OF
MOSCOM Corporation:

Notice is hereby given that the Annual Meeting of Stockholders of MOSCOM Corporation (the Corporation or the Company) will be held at Oak Hill Country Club, Rochester, New York, on May 14, 1998, beginning at 10:00 AM, local time, for the following purposes:

(1)	To elect four Directors to serve terms of either one, two, or three years;
(2) To consider and vote upon the proposed amendments to the
Corporations Certificate of Incorporation, providing for the classification of the Directors into three classes, to provide that any vacancy on the Board shall be filled by the remaining Directors then in office, and certain other amendments to the Corporations Certificate of Incorporation, as set forth in the Restated Certificate of Incorporation attached as Exhibit A to the Proxy Statement;
(3) To consider and vote upon a change in the Corporations name to
Veramark Technologies, Inc.;
(4) To consider and vote upon an amendment of the Corporations
Certificate of Incorporation to increase the number of shares of capital stock the Corporation is authorized to issue from 20,000,000 to 60,000,000, including an increase in the authorized Common Stock from 20,000,000 to 59,000,000 shares of Common Stock, and to authorize 1,000,000 shares of Preferred Stock, as set forth in the Restated Certificate of Incorporation attached as Exhibit A to the Proxy Statement;
(5) To consider and vote upon the adoption of new By-laws of the Corporation, which new By-laws, among other things, incorporate the proposed amendments to the Corporations Certificate of Incorporation, and are attached as Exhibit B to the Proxy Statement;
(6)	To consider and vote upon the 1998 Long-Term Incentive Plan
covering up to 2,500,000 shares of Common Stock, as set forth in Exhibit C to the Proxy Statement;
(7) To consider and vote upon the 1998 Employee Stock Purchase Plan covering 2,000,000 shares of Common Stock, as set forth in Exhibit D to the Proxy Statement; and
(8) To approve the appointment independent auditors for the year ending December 31, 1998.

The Board of Directors has fixed the close of business on March 17, 1998 as the record date for the determination of Stockholders entitled to notice of and vote at the meeting.

All Stockholders are invited to attend the meeting in person.
However, if you are unable to attend the meeting, it is nevertheless important that your stock be represented. A Proxy is enclosed for that purpose. Please sign, date and return promptly the enclosed Proxy in the accompanying envelope. No postage is necessary if mailed in the United States.

Your attention is directed to the Proxy Statement submitted with this notice.

Dated:  March 19, 1998               By Order of the Board of Directors

                                     Robert L. Boxer, Secretary



                            MOSCOM CORPORATION
                            3750 MONROE AVENUE
                         PITTSFORD, NEW YORK 14534



           PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD MAY 14, 1998



This Proxy Statement is furnished in connection with solicitation of the enclosed proxy by the Board of Directors of MOSCOM Corporation (the Corporation) in connection with the Annual Meeting of Stockholders of the Corporation to be held on May 14 1998. The principal executive offices of the Corporation are located at 3750 Monroe Avenue, Pittsford, New York 14534.

The close of business on March 17, 1998 has been fixed as the record date for determination of the stockholders entitled to notice of, and to vote at, the meeting. On that date there were outstanding and entitled to vote 7,6XX,XXX shares of common stock, par value $.10 per share, of the Corporation (the Common Stock) each of which is entitled to one vote on each matter at the meeting. The approximate date on which this Proxy Statement and the enclosed proxy are being sent to stockholders is March 26, 1998.

The enclosed proxy, if properly completed, signed and returned prior to the meeting, will be voted at the meeting in accordance with the choices specified thereon and, if no choices are specified, will be voted FOR (i) the election as Directors of the persons nominated by the Board of Directors, (ii) the approval of the proposed amendments to the Corporations Certificate of Incorporation providing for the classification of the Directors into three classes and related matters, (iii) the change of the Corporations name, (iv) the amendment to the Corporations Certificate of Incorporation to increase the authorized capital stock of the Corporation and the authorization of preferred stock, (v) the adoption of new By-laws of the Corporation, (vi) the adoption of the 1998 Long Term Incentive Plan of the Corporation, (vii) the adoption of the 1998 Employee Stock Purchase Plan, and (viii) for the appointment of Arthur Andersen, LLP as independent auditors for 1998. A stockholder giving a proxy may revoke it at any time before it has been voted at the meeting. The Corporation will bear the cost of its solicitation of proxies for use at the Annual Meeting.


      Security Ownership of Certain Beneficial Owners and Management

       The following table sets forth information as of March 13, 1998, with respect to the persons believed by the Company, to be the beneficial owners of more than 5% of its outstanding Common Stock, by certain executive officers and by all Directors and Officers as a group. Further information is presented under Election of Directors. Beneficial ownership is used in this proxy statement as defined in Rule 13d-3 under the Securities Exchange Act of 1934.


Name and Address               Number of Shares       Percent of Class
Albert J. Montevecchio         1,098,878 (1)          14.4%
20 Fairfield Drive
Fairport, New York 14450

Executive Officers:

Paul A. Babarik                   19,400 (2)            .3%
Robert L. Boxer                   19,025 (3)            .2%
James W. Karr                      5,150 (4)              *
David G. Mazzella                 22,000                .3%

All Directors and Officers
as a Group
(Nine Individuals)               117,663 (5)           1.5%

(1) Includes 260,056 shares owned by Montevecchio Associates, a Limited Partnership of which Albert J. Montevecchio is a General Partner.
(2) Includes 13,000 shares which may be acquired within 60 days through the exercise of stock options and 2,000 shares owned by his wife.
(3) Includes 7,500 shares which may be acquired within 60 days through the exercise of stock options.
(4) Includes 2,750 shares which may be acquired within 60 days through the exercise of stock options.
(5) Includes 23,250 shares which may be acquired within 60 days through the exercise of stock options by officers and 18,411 shares which may be acquired within 60 days through the exercise of warrants by directors nominated for re-election.
*Less than .1%.

                           Election of Directors
                             (Proposal No. 1)

	At the meeting, four directors, comprising the entire membership of the Board of Directors of the Company, are to be elected. The Companys Amended Certificate of Incorporation, as proposed herein (see Proposal No.
2), provides that the Directors shall be divided into three classes with each class consisting, as nearly as possible, of one-third of the total number of Directors. Ultimately, one class will stand for election to a three-year term each year. For the first election of a staggered Board, Class I will be elected to a one-year term. Class II will be elected to a two-year term, and Class III will be elected to a three-year term. In the event stockholders do not approve the amendment to the Companys Certificate of Incorporation, the election of all nominated Directors will be for one-year terms. Each elected Director will serve until the next Annual Meeting following the completion of their terms or until their successors are elected.

	The shares represented by the enclosed Proxy will be voted for the election as directors of the five nominees named below. All of such nominees are members of the present Board. If any nominee becomes unavailable to stand for re-election for any reason or if a vacancy on the Board shall occur before the election (which events are not anticipated), the holders of the Proxy may vote for such other person in accordance with their best judgment, but not more than five persons may be voted to serve as directors.

	The information appearing in the following table, with notes thereto, has been furnished to the Company by the respective nominees. All figures for securities owned are as of March 13, 1998.




                                                                                                Amount and
                                                                                                Nature of
                                    Term of                                                     Beneficial
                                  Election if                                                   Ownership     Percentage
                                   Board is            Principal Occupation         Director     Common       of Common
Name of Nominee        Class      Classified    Age    For Past Five Years          Since         Stock         Stock
John E. Gould            1           1 Year      53    For more than five            1997        6,163 (6)          *
(1)(2)(3)(5)                                           years, a Partner in
                                                       Gould & Wilkie, a
                                                       general practice law
                                                       firm in New York
                                                       City.   Mr. Gould is
                                                       also Chairman of the
                                                       American Geographical
                                                       Society.  Director of
                                                       Harvard Club of New
                                                       York.

William J. Reilly        2          2 Years      49    Executive Vice                1997        6,163 (6)          *
(2)(3)(4)(5)                                           President of
                                                       International Sales
                                                       and Operations of
                                                       Checkpoint Systems,
                                                       Inc., (NYSE:CKP) a
                                                       manufacturer and
                                                       distributor of
                                                       systems for
                                                       electronic article
                                                       surveillance,
                                                       electronic access
                                                       control, closed
                                                       circuit television
                                                       and radio frequency
                                                       identification for
                                                       more than five years.



David G. Mazzella        3          3 Years      57    President and Chief           1997        22,000             .3%
(1)(4)                                                 Executive Officer of
                                                       the Company since
                                                       June, 1997.
                                                       President and Chief
                                                       Operating Officer of
                                                       the Company from
                                                       February, 1997 until
                                                       June, 1997.  From
                                                       June, 1994, to
                                                       February, 1997,
                                                       engaged in management
                                                       consulting.  From
                                                       January, 1992 to
                                                       June, 1994, President
                                                       and CEO of Scotgroup
                                                       Enterprises, Inc.,
                                                       which was engaged in
                                                       the development and
                                                       sale of
                                                       telecommunications
                                                       software equipment
                                                       and the sale of
                                                       paging and cellular
                                                       telephone services.


John E. Mooney           3          3 Years      53    Chairman of the Board         1985        37,934 (7)         .5%
(1)(2)(3)(4)(5)                                        of the Company since
                                                       June, 1997.  For more
                                                       than five years Chief
                                                       Executive Officer of
                                                       Essex Investment
                                                       Group, an investment
                                                       management and
                                                       financial services
                                                       firm, General Partner
                                                       of Cephis Capital, a
                                                       venture capital fund,
                                                       and Director of
                                                       Performance
                                                       Technologies, Inc.
                                                       (Nasdaq:PTIX), a
                                                       manufacturer of
                                                       computer boards and
                                                       products.


(1) Member of Executive Committee.
(2) Member of Compensation Committee.
(3) Member of Audit Committee.
(4) Member of Nominating Committee.
(5) Member of Stock Option Committee.
(6) Includes 3,163 shares which may be acquired through the exercise of warrants.
(7) Includes 10,282 shares which may be acquired through the exercise of warrants.
    *Less than .1%.


During 1997, the full Board of Directors held seven meetings. The Audit Committee of the Board, which is responsible for evaluating audits performed by the Companys independent auditors and for reviewing the Companys internal accounting principles and controls, met once during the year. The Compensation Committee of the Board, which reviews and sets compensation for the Companys officers, met twice during 1997. The Boards Executive Committee held four meetings during 1997. The Executive Committee has authority to act on behalf of the full Board of Directors during intervals between meetings of the full Board. The Board has a Nominating Committee which did not meet during 1997. The Nominating Committee will consider recommendations submitted by Stockholders to the Companys Secretary. The Stock Option Committee of the Board met three times during 1997 to review administration of the Companys stock option plan and to approve grants of stock options to employees.

During 1997, all Directors nominated for re-election attended 100% of Board meetings or meetings of committees of which they were members.

Subject to approval by Stockholders of the 1998 Long Term Incentive Plan (Proposal No. 6), it is the intention of the Board to compensate outside Directors exclusively with stock options. Beginning in 1998, each outside Director will receive each year an option to purchase 10,000 shares of the Companys common stock at a price based upon the closing price of the Companys common stock on the last trading day of the prior year. The option price will be 100% of such closing price if an incentive stock option and 85% of such closing price if a non-qualified option. If the Long Term Incentive Plan is not approved, Directors who are not employees of the Company will receive an annual fee of $5,000 for services as Directors, $500 for each day on which a meeting of the Board is attended and $400 for each additional day on which a meeting of a Board Committee is attended.

	Proposed Amendments to Certificate of Incorporation To Provide for a
              Classified Board of Directors and Related Matters
                              (Proposal No. 2)

General. The Corporations Board of Directors has unanimously approved amendments to the Corporations Certificate of Incorporation and has voted to recommend to that the Corporations stockholders approve such amendments. The proposed amendments would: (1) classify the Board of Directors into three classes, as nearly equal in number as possible, each of which, after an interim arrangement, will serve for three years, with one class being elected each year; (2) provide that Directors may only be removed for cause and only with the approval of a majority of the entire Board of Directors or by the holders of not less than 75% of the outstanding shares of capital stock entitled to vote for the election of Directors; (3) provide that any vacancy on the Board of Directors shall be filled by the remaining Directors then in office, though less than a quorum; and (4) increase the stockholder vote required to amend or repeal, or to adopt any provision inconsistent with, the foregoing amendments from a majority to 75% of the voting power of the Corporation (collectively, the Amendments).

The proposed Amendments are being presented to stockholders of the Corporation for their approval as a single proposal. As more fully discussed below, the Board of Directors believes the proposed Amendments, taken together, would, if adopted, effectively reduce the possibility that a third party could effect a sudden or surprise change in the majority control of the Corporations Board of Directors without the support of the incumbent Board.

Adoption of this set of proposed Amendments may have significant effects on the ability of stockholders of the Corporation to change the composition of the incumbent Board of Directors and to benefit from certain transactions which are opposed by the incumbent Board. Accordingly, stockholders are urged to read carefully the following sections of this Proxy Statement, which describe this set of proposed Amendments and their purposes and effects, and Exhibit A attached hereto, which sets forth the full text of the proposed Amendments, before voting on the proposed Amendments to provide for a classified Board of Directors and related matters.


Purposes and Effects of the Proposed Amendments.

Delaware, like many other states, permit a corporation to adopt a number of measures through amendment of the corporate charter (or by-laws) or otherwise, which along with certain provisions of the Delaware General Corporation Law, may have the effect of delaying or deterring any unsolicited takeover attempts notwithstanding that a majority of the stockholders might benefit from such a takeover attempt. The Board of Directors of the Corporation is asking stockholders to consider and adopt the proposed Amendments to the Certificate of Incorporation which Amendments could make the acquisition of the Corporation by means of a tender offer, a proxy contest or otherwise difficult. These Amendments are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Corporation to negotiate first with the Corporations Board of Directors. The Corporation believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such change of control proposals because, among other things, negotiation of such change of control proposals might result in an improvements of their terms.

One method used by third parties to accomplish a takeover or a restructuring or sale of all or part of a company or other similar extraordinary corporation action, is the accumulation of substantial stock positions in the target company. Such actions are often undertaken by the third party without advance notice to or consultation with management of the target company. In many cases, the purchaser seeks representation on the target companys board of directors in order to increase the likelihood that its proposal will be implemented by the target company. If the target company resists the efforts of the purchaser to obtain representation on the target companys board of directors, it may commence a proxy contest to have its nominees elected to the board of directors in place of certain directors, or the entire board of directors of the target company. In some cases, the purchaser may not truly be interested in taking over the target company, but uses the threat of a proxy fight and/or a bid to take over the target company as a means of forcing the target company to repurchase the purchasers equity position at a substantial premium over market price.

The Board of Directors of the Corporation believes that an imminent threat of removal of the Corporations management severely curtails its ability to negotiate effectively with such purchasers. Management is deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Corporation which may ultimately be undertaken. If the real purpose of a takeover bid is to force the Corporation to repurchase an accumulated stock interest at a premium price, management faces the risk that if it does not repurchase the purchasers stock interest, the Corporations business and management will be disrupted, perhaps irreparably. On the other hand, such a repurchase diverts valuable corporate resources to the benefit of a single stockholder.

Takeovers or changes in management of the Corporation which are proposed and effected without prior consultation and negotiation with the Corporations management are not necessarily detrimental to the Corporation and its stockholders. However, the Board believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Corporation outweigh the disadvantages of discouraging such proposals.

The adoption of the proposed Amendments would make more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Corporations stock or the removal of the incumbent Board and could thus have the effect of entrenching incumbent management. At the same time, the Amendments would help ensure that the Board, if confronted by a surprise proposal from a third party who has recently acquired a block of the Corporations stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to seek a premium price for the stockholders.


The proposed Amendments are intended to encourage persons seeking to acquire control of the Corporation to initiate such an acquisition through arms-length negotiations with the Corporations management and Board of Directors. The Amendments, if they are adopted, could also have the effect of discouraging a third party from making a tender offer or otherwise attempt to obtain control of the Corporation, even though such an attempt might be beneficial to the Corporation and its stockholders. In addition, since the Amendments are designed to discourage accumulations of large blocks of the Corporations stock by a purchaser whose objective is to have such stock repurchased by the Corporation at a premium, adoption of the Amendments could tend to reduce the temporary fluctuations in the market price of the Corporations stock which are caused by such accumulations. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily high market price.

The Corporations Certificate of Incorporation does not permit cumulative voting in the election of Directors. Accordingly, the holders of a majority of the outstanding shares entitled to vote for the election of directors can elect all of the Directors then being elected at any annual or special meeting of the Corporations stockholders.

The proposed Amendments are permitted under the Delaware law and are consistent with the rules of the Nasdaq National Market System, upon which the Corporations Common Stock is listed and traded. The Amendments are not the result of any specific efforts of which the Corporation is aware to accumulate the Corporations securities or to obtain control of the Corporation. The Board of Directors, which unanimously approved the Amendments and recommended that they be submitted to the Corporations stockholders for adoption, does not presently contemplate recommending the adoption of any further amendments to the Certificate of Incorporation which would affect the ability of third parties to take over or change control of the Corporation.

Description of the Proposed Amendments.

Classification of the Board of Directors. The Corporations By-laws now provide that all Directors are to be elected to the Corporations Board of Directors annually for a term of one year. The Board has set the number of directors at five. The proposed amendments to Article V of the Certificate of Incorporation provide that the Board shall be divided into three classes of directors, each class to be as nearly equal in number of directors as possible. If the proposed Amendments are adopted, the Corporations directors will be divided into three classes and one director will be elected for a term expiring at the 1999 Annual Meeting, two directors will be elected for a term expiring at the 2000 Annual Meeting and the remaining two directors will be elected for a term expiring at the 2001 Annual Meeting (in each case, until their respective successors are duly elected and qualified). Starting with the 1999 Annual Meeting, one class of Directors will be elected each year for a three year term.

The classification of the Directors will have the effect of making it more difficult for stockholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of the Board of Directors. At least two stockholder meetings, instead of one, will be required to effect a change in the majority control of the Board, except in the event of vacancies resulting from removal for cause or other reason (in which case the remaining directors will fill the vacancies created -- See Removal of Directors; Filling Vacancies on the Board of Directors below). The longer time required to elect a majority of a classified Board will also help to assure continuity and stability of the Corporations management and policies, since a majority of the Directors at any given time will have prior experience as Directors of the Corporation.
 It should be noted that the classification provision will apply to every election of Directors, whether or not a change in the Board would be beneficial to the Corporation and it stockholders and whether or not a majority of the Corporations stockholders believes that such a change would be desirable.

Removal of Directors; Filling of Vacancies on the Board of Directors.
The proposed Amendments provide that Directors may be removed only for cause, whereas at present a Director, or the entire Board of Directors, may be removed by the stockholders with or without cause. The Amendments also provide that the affirmative vote of a majority of the entire Board of Directors or of the holders of at least 75% of the voting power of the shares entitled to vote for the election of Directors would be required to remove a Director from office. Currently, any Director elected by the holders of Common Stock may be removed from the Board with or without cause by the affirmative vote of the holders of the majority of the shares of Common Stock outstanding and entitled to vote thereon (which is the same as the minimum vote required under the corporation law of Delaware).

Currently, Article III of the By-laws provides that a vacancy on the Board, including a vacancy created by an increase in the number of Directors, may be filled by the remaining Directors, though less than a quorum, except that a vacancy created by the removal of a director by the stockholders may be filled by the stockholders. Any newly-elected Director shall serve for the term of office to which appointed and until the election and qualification of his or her successor, typically, the next Annual Meeting. The proposed Amendments retain the provision that a vacancy on the Board occurring during the course of the year, including a vacancy created by an increase in the number of Directors, may be filled by the remaining Directors, but do not permit stockholders to fill any vacancies on the Board, even Directors removed by the stockholders for cause.

The provisions of the proposed Amendments relating to the removal of Directors and the filling of vacancies on the Board will preclude a third party from removing incumbent Directors without cause and simultaneously gaining control of the Board by filling the vacancies created by removal with its nominees. The provisions will also reduce the power of stockholders, even those with a majority interest in the Corporation, to remove incumbent Directors and to fill vacancies on the Board. Under the proposed Amendment, stockholders will have the power to remove Directors for cause with a 75% vote, but only the Directors will have the power to fill the vacancies created by such removal.

Increased Stockholder Vote for Amendment, Repeal, etc. of Proposed Amendments. Under the corporation law of Delaware, amendments of the Certificate of Incorporation require the approval of the holders of a majority of the outstanding stock entitled to vote thereon. Delaware law also permits provisions in the Certificate of Incorporation which require a greater vote than the vote otherwise required by law for any corporate action. The proposed Amendments would require the concurrence of the holders of at least 75% of the voting power of the Corporation entitled to vote for the election of Directors for the amendment or repeal of, or the adoption of any provision inconsistent with, the proposed Amendments discussed above. The requirement of an increased stockholder vote is designed to prevent a stockholder with a majority of the voting power of the Corporation from avoiding the requirements of the proposed amendments by simply amending all of the provisions again.




Stockholder Rights Agreement. In considering the proposed Amendments set forth above, stockholders should consider the provisions and effects of the Corporations newly adopted Stockholder Rights Agreement (the Rights Agreement).

General.  On December 15, 1997, the Board of Directors adopted the
Rights Agreement and declared a dividend of one common stock purchase right (a Right) for each share of Common Stock of the Corporation outstanding on January 9, 1998 (the Record Date), and further authorized and directed the issuance of one Right with respect to each share of Common Stock that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date (as such terms are defined below). Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Corporation one share of Common Stock at a price of $40.00 per share (the Purchase Price), subject to adjustment.

The Rights Agreement. Initially, the Rights will be evidenced by the certificates for Common Stock registered in the names of the holders of Common Stock and not by separate Rights certificates. The Rights will separate from the Common Stock upon the earliest to occur of: (i) a person being declared an adverse person by the Board of Directors after a determination that such person, alone or together with its affiliates and associates, has become the beneficial owner of 10% or more of the Common Stock, or (ii) a person or group of affiliated or associated persons having acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (except pursuant to a Permitted Offer, as defined below), or
(iii) 10 days (or such later date as the Board of Directors may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (as herein defined) (the earliest of such dates being called the Distribution Date). A person or group whose acquisition of Common Stock causes a Distribution Date pursuant to clauses (i) or (ii) above is an Acquiring Person. The date a person or group becomes an Acquiring Person is the Stock Acquisition Date.

The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier Redemption Date or Final Expiration Date), new Common Stock certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier Redemption Date or Final Expiration Date), the surrender for transfer of any certificate or certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of a summary of the Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.
As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (Rights Certificates) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 14, 2007, unless earlier terminated by the Corporation as described below.

Flip-In-Right.  In the event that any person becomes an Acquiring
Person (except pursuant to a tender or exchange offer which is for all outstanding Common Stock at price and on terms which a majority of certain members of the Board of Directors determines to be adequate and in the best interests of the Corporation, its stockholders, other than such Acquiring Person, its affiliates and associates (a Permitted Offer)), each holder of a Right will thereafter have the right (the Flip-In-Right) to receive upon exercise the number of shares of Common Stock (or, in certain circumstances, other securities of the Corporation) having a value (immediately prior to such triggering event) equal to two times the Purchase Price. Notwithstanding the foregoing, following the occurrence of the event described above, all Rights that are, or were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void.


Flip-Over-Right.  In the event that, on or following the Stock
Acquisition Date, (i) the Corporation is consolidated with, or merged with and into, any Acquiring Person, affiliate or associate of an Acquiring Person or any other person in which any such Acquiring Person, affiliate or associate has an interest or any person acting on behalf of or in concert with any such Acquiring Person, affiliate or associate (Interested Stockholder) or, if in such merger or consolidation all holders of Common Stock are not treated alike, any other Person, (ii) the Corporation consolidates with, or merges with, any Interested Stockholder or, if in such merger or consolidation all holders of Common Stock are not treated alike, any other Person, and the Corporation is the surviving corporation of such consolidation or merger (other than, in a case of any transaction described in (i) or (ii), a merger or consolidation which would result in all of the securities generally entitled to vote in the election of directors ( voting securities) of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into securities of the surviving entity) all of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation and the holders of such securities not having changed as a result of such merger or consolidation), or (iii) the Corporation sells or otherwise transfers assets or earning power aggregating more than 50% of the assets or earning power of the Corporation and its subsidiaries (taken as a whole) to any Interested Stockholder or, if in such transaction all holders of Common Stock are not treated alike, any other person, then each holder of Right (except Rights which previously have been voided as set forth above), shall thereafter have the right (the Flip-Over Right) to receive, upon the exercise, common shares of the acquiring company having a value equal to two times the Purchase Price. The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercises or surrenders the Flip-In Right.

The Purchase Price payable, and the number of shares of Common Stock or other securities issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for or purchase Common Stock at a price, or securities convertible into Common Stock with a conversion price, less than the then current market price of the Common Stock or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular periodic dividends) or of subscription rights or warrants (other than the Rights).

Redemption. At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the Final Expiration Date, and under certain other circumstances, the Corporation may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the Redemption Right), which redemption shall be effective upon the action of the Board of Directors. Additionally, following the Stock Acquisition Date, the Corporation may redeem the then outstanding Rights in whole, but not in part, at the Redemption Price provided that such redemption is in connection with a merger or other business combination transaction or series of transactions involving the Corporation in which all holders of the Common Stock are treated alike but not involving any Acquiring Person or its affiliates or associates.

Effect. The distribution of the Rights may have the effect of delaying, deferring or preventing a change in control of the Corporation notwithstanding that a majority of the stockholders might benefit form such a change in control.


The Board of Directors unanimously recommends a vote FOR the proposed Amendments to the Certificate of Incorporation.




                       Change of Corporations Name
                             (Proposal No. 3)

The Board of Directors of the Corporation propose that the Corporations name be changed to VERAMARK TECHNOLOGIES, INC. The Directors and Management of the Company believe that the significant changes undertaken by the Company during the past year in terms of products, markets and management can best be reflected in a change in the Companys name and that such a change will be viewed favorably by customers, employees and investors.



The Board of Directors unanimously recommends a vote FOR the change in the Corporations name to Veramark Technologies, Inc.


	Increase of Authorized Capital Stock; Increase of
	Authorized Common Stock; and Authorization of Preferred Stock
                            (Proposal No. 4)

The Corporations Board of Directors have approved a proposed Restated Certificate of Incorporation (Restated Certificate) of the Corporation, subject to approval by the Corporations stockholders. The following summary of the material terms of the Restated Certificate with respect to the Corporations authorized capital stock is qualified in its entirety by reference to the full text of the Restated Certificate attached as Exhibit A to this Proxy Statement.

The Corporation is presently authorized to issue 20,000,000 shares of Common Stock. As of March 13, 1998, there were 7,6XXXXX shares of Common Stock issued and outstanding, and there were 7,6XXXXX shares remaining and available for issuance under the Corporations 1993 Stock Option Plan and 12,000,000 shares reserved for issuance under the Corporations Stockholder Rights Agreement. (See Stockholder Rights Agreement). Assuming the adoption and ratification of the 1998 Long-Term Incentive Plan and the 1998 Employee Stock Purchase Plan, 4,000,000 additional shares of Common Stock will be reserved for issuance under those plans. The Corporation will have 8,3XX,XXX unreserved, uncommitted shares of Common Stock available for issuance.

The Restated Certificate will increase the number of shares of Common
Stock the Corporation is authorized to issue from 20,000,000 shares to 59,000,000 and create a new class of 1,000,000 authorized shares of undesignated blank check preferred stock, par value $.10 per share (the Preferred Stock). The availability of blank check Preferred Stock will afford the Board of Directors the sole discretion, without having to obtain further stockholder approval, to establish from time to time a series of Preferred Stock with such rights and privileges as the Board of Directors may determine is appropriate under the circumstances. It is possible that rights and privileges granted upon a series of Preferred Stock at the time of issuance may have an adverse affect on the availability of earnings for distribution to holders of Common Stock or on other rights of the shares of Common Stock. In addition, Preferred Stock could also be used to impede a non-negotiated acquisition of the Corporation by diluting the ownership interest of a substantial stockholder, increasing the total amount of consideration necessary for a person to obtain control of the Corporation, or increasing the voting power of friendly third parties.

The Board of Directors of the Corporation believe that it is desirable to have the additional authorized shares of Common Stock and the authorized shares of Preferred Stock available for, among other things, possible future financing and acquisition transactions, stock dividend or splits, employee benefit plans (including the 1998 Employee Stock Purchase Plan being submitted herewith for approval by the stockholders), and other general corporate purposes.


Although the Board of Directors does not have any specific plans, arrangements, understandings, agreements, negotiations or commitments for the issuance of additional shares of stock, the Corporation may consider, among other things, adopting a new stockholder rights agreement to replace the current plan, providing for the right to purchase shares, or fractional shares, of Preferred Stock, or issuing shares of Common Stock and/or Preferred Stock in connection with any future acquisitions. Having such additional authorized shares of Common Stock and Preferred Stock available for issuance in the future will give the Corporation greater flexibility and may allow such shares to be issued without the expense and delay of a special stockholders meeting. All authorized but unissued shares of Common Stock, including the additional shares of Common Stock and the Preferred Stock authorized by the amendment, will be available for issuance without further action by the stockholders, unless such action is required by applicable law.


The Board of Directors unanimously recommends a vote FOR the proposed amendment of the Corporations Certificate of Incorporation to increase the number of shares of capital stock the Corporation is authorized to issue from 20,000,000 to 60,000,000, to increase the authorized Common Stock from 20,000,000 to 59,000,000 shares of Common Stock, and to authorize 1,000,000 shares of Preferred Stock.


                     Adoption of New By-laws
                         (Proposal No. 5)

The Corporations Board of Directors has unanimously adopted the new
By-laws of the Corporation, subject to the approval of the Corporations stockholder, and has voted to recommend that the Corporations stockholders adopt such By-laws to be the new By-laws of the Corporation. The new By-laws (i) incorporate the proposed Amendments to the Corporations Certificate of Incorporation set forth above in Proposal 2, and (ii) delete
Article X of the Corporations current By-laws, which currently restricts the borrowing of the Corporation to three times the aggregate of the sum of: (a) stockholders equity and (b) the adjusted consolidated capital and revenue reserves of the Corporation and its subsidiaries, without the approval of a majority of all of the holders of Common Stock.

The full text of the new By-laws is attached as Exhibit B to this Proxy Statement.

The Board of Directors unanimously recommends a vote FOR the new By-laws.

                1998 Long-Term Incentive Plan
                      (Proposal No. 6)

The stockholders of the Corporation are being asked to approve a new stock option plan, the 1998 Long-Term Incentive Plan (the Plan). The following summary of the material features of the Plan is qualified in its entirety by reference to the full text of the Plan attached as Exhibit C to this Proxy Statement.

The Corporation currently has a stock option plan, the 1993 Stock
Option Plan (the 1993 Plan), under which there are currently approximately 32,000 shares remaining and available for issuance. In the high technology environment in which MOSCOM operates, the cumulative knowledge of our employees is the Corporations greatest strength and resource. The Corporations success depends almost entirely on the skill, creativity, hard work, and dedication of our employees. Effective recruitment, retention and motivation of the best available people are among the most important functions of the Corporation and the most certain means of optimizing returns to our stockholders and customers. We also want each one of our employees and outside directors to bring to every Corporation task the pride and dedication derived from owning a portion of the Corporation. To foster that ownership and to assist in attracting and retaining the best available people, the Board of Directors has approved the Long Term Incentive Plan and recommends approval by stockholders.

The Board of Directors approved the Plan on December 15, 1997, and on that date granted options to purchase 740,000 shares at a price of $5.10 per share to 47 employees and directors including the Executive Officers named in the table entitled Stock Options Granted in Last Fiscal Year on Page __ herein. Including among those totals were options granted to each of three outside directors nominated for re-election for 10,000 shares as compensation for serving on the Board during 1998, and options for 5,000 shares granted to each of the three outside directors who were not nominated for re-election for the 1998 annual meeting. On January 30, 1998, the Board of Directors granted options to purchase 24,610 shares at a price of $5.74 per share to 24 employees and an option to purchase 10,000 shares at a price of $5.74 per share to John E. Mooney, an outside director who serves as Chairman of the Board. The exercisability of the options approved by the Board on December 15, 1997 and January 30, 1998 vest over four or five years and in each case is conditional on approval of the 1998 Long Term Incentive Plan by stockholders.


Description of the Plan.

Purpose of the Plan. The purpose of the Plan is to provide the Corporation with a means of attracting and retaining employees (including executive officers) and non-employee directors of outstanding ability and to promote the identification of their interests with those of the stockholders of the Corporation. The Plan would be administered by a committee of the Board (the Committee) appointed by the Board. The Plan is designed to give the Committee maximum flexibility in granting awards under the Plan consistent with applicable laws and the terms of the Plan.

Types of Awards and Eligibility. The Plan authorizes the Committee to make a variety of stock-based awards, as well as cash awards, to the Corporations employees and non-employee directors. Under the Plan, the Committee may award incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and incentive shares to employees and non-employee directors of the Corporation and its related companies. Participation in the Corporations 1993 Plan has been limited to employees of the Corporation and its subsidiaries.

Incentive Stock Options. Incentive stock options are stock options that satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the Code). Non-qualified stock options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the Plan would entitle the participant, upon exercise, to purchase a specified number of shares of Common Stock from the Corporation at a specified exercise price per share. The per share exercise price of an option will be determined by the Committee at the time the option is granted; except that the exercise price for an incentive stock option may not be less than the fair market value of a share of Common Stock as of the date of grant, determined in the manner specified by the Plan. In the case of a participant who owns or is treated as owning (under Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Corporation (a 10% Stockholder), the per share exercise price of an option may not be less than 110% of the fair market value of a share of Common Stock on the date of the grant.

Stock Appreciate Rights. Stock appreciation rights under the Plan may be granted in connection with the grant of a stock option or by amendment of an outstanding stock option (in either case, a related right) or independently of any option. The exercise of a stock appreciation right under the Plan would entitle the participant to receive either cash or Common Stock, or a combination thereof, with a value equal to the excess of the fair market value per share of Common Stock on the date of exercise of the right over either (1) the fair market value per share of Common Stock on the date of grant of the right if it is not a related right or (2) the exercise price as provided in the related option if the right is a related right.


Restricted Stock. Restricted stock awards under the Plan would consist of shares of Common Stock that are nontransferable, subject to forfeiture and subject to such other terms, for such periods, as shall be determined by the Committee. Such terms may provide, in the discretion of the Committee, for the vesting of restricted stock awards to be contingent upon the achievement of one or more performance goals. Performance goals may be based on cash generation targets, profit, revenue and market share targets, profitability targets as measured by return ratios, and stockholder returns, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other publicly-traded companies (Performance Goals). Performance Goals may be particular to the participant or the department, branch, subsidiary or other division in which the participant works, or may be based upon the performance of the Corporation generally, and may cover such period as may be specified by the Committee.

Incentive Shares. Incentive share awards under the Plan consist of shares of Common Stock that may be issued subject to achievement of Performance Goals or other goals and on such other terms as the Committee establishes. Unlike restricted stock, shares of Common Stock are not issued immediately pursuant to incentive share awards, but instead are issued upon the achievement or satisfaction of Performance Goals or other goals and terms.

Administration. Subject to the provisions of the Plan, the Committee would have plenary authority and discretion to determine the terms of all awards under the Plan, including the exercise price of options, the time or times at which awards are made, the number of shares of Common Stock covered by awards, any provisions relating to transferability, any provisions relating to vesting, any circumstances in which options would terminate, the period during which options and stock appreciation rights may be exercised, the period during which options and restricted stock are subject to restrictions, and the manner of exercising options. These terms need not be identical for all awards. In determining the terms of awards under the Plan, the Committee may take into account the nature of the services rendered by the award recipients, their present and potential contributions to the success of the Corporation and its related companies, and such other factors as the Committee may deem relevant. Subject to the provisions of the Plan, the Committee also would have plenary authority to interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, and make all other determinations deemed necessary or advisable for the administration of the Plan.

Shares Subject to Grant and Adjustment. The maximum number shares of Common Stock that may be delivered to participants and their beneficiaries under the Plan shall be equal to the sum of: (I) 2,000,000 shares of Common Stock and (II) up to 500,000 shares of Common Stock reacquired in the open market or in a private transaction. The number of shares subject to the Plan (and the number of shares and terms of any award or maximum number of shares with respect to which an individual may receive awards) may be adjusted by the Committee in the event of any change in the outstanding Common Stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation or similar event. March 13, 1998, the closing sale price of the Corporations Common Stock on the Nasdaq National Market was $_____.

Exercise Period and Transferability. Options and stock appreciation rights granted under the Plan may be exercised during such periods as may be established by the Committee, except that incentive stock options may be exercised for a period of no more than ten years from the date of grant (five years in the case of incentive stock options granted to a 10% Stockholder). Except with respect to incentive stock option awards, which are not transferable other than by will or the laws of descent and distribution, the Committee will have plenary authority and discretion to determine the terms of any provisions relating to transferability with respect to all other awards.

Payment of Exercise Price. Under the Plan, the Committee may provide that the exercise price of an option may be paid by any combination of (1) cash, (2) check, (3) delivery to the Corporation of shares of Common Stock having a fair market value on the date of surrender equal to the exercise price, (4) delivery to the Corporation of a properly executed exercise notice and irrevocable instructions to a registered securities broker to promptly deliver to the Corporation cash equal to the exercise price, and
(5) a cashless exercise arrangement whereby an optionee, without payment of the exercise price, receives upon exercise, shares of Common Stock having an aggregate fair market value as of the date of surrender equal to the number of shares subject to the option being surrendered multiplied by an amount equal to the excess of the fair market value of a share of Common Stock on the exercise date over the per share exercise price of the option.

Discontinuance, Cancellation, Amendment and Termination. Neither adoption of the Plan nor the grant of awards to a participant under the Plan will affect the Corporations right to grant to such participant awards that are not subject to the Plan, to issue to such participant shares of Common Stock as a bonus or otherwise, or to adopt other plans or arrangements under which shares of Common Stock may be issued to individuals eligible under the Plan.

The Board of Directors may at any time discontinue granting awards under the Plan. The Board of Directors may at any time or times alter or amend the Plan or any outstanding award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of (a) the Corporations stockholders, to the extent stockholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, (i) increase the maximum number of shares available under the Plan, (ii) change the group of persons eligible to receive awards under the Plan, (iii) extend the time within which awards may be granted, or (iv) amend the provisions of the Plan relating to amendment and termination of the Plan, and (b) each affected participant if the amendment, alteration or termination would adversely affect the participants rights or obligations under any award made prior to the date of the amendment, alteration or termination. The termination of the Plan would not affect the validity of any award outstanding on the date of termination.


Summary of Certain Federal Income Tax Consequences.

Incentive Stock Options. Generally, an optionee will not recognize income on the grant or exercise of an incentive stock option. If an optionee does not exercise an incentive stock option within certain specified periods after termination of employment, however, the optionee will recognize ordinary income on the exercise of an incentive stock option in the same manner as on the exercise of a non-qualified stock option, as described below. The exercise of an incentive stock option may result in a tax to the optionee under the alternative minimum tax even if the exercise would not otherwise be taxable.

The general rule is that gain or loss from the sale or exchange of shares acquired on the exercise of an incentive stock option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the optionee will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be capital loss. If an optionee recognizes ordinary income on exercise of an incentive stock option or as a result of a disposition of the shares acquired on exercise, the Corporation will be entitled to a deduction in the same amount.


Non-Qualified Stock Options. An optionee will not recognize income on the grant of a non-qualified stock option, but will recognize ordinary income on the exercise of a non-qualified stock option. The amount of income recognized on the exercise of a non-qualified stock option will be equal to the excess of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash, in stock, or in part with a note. The Corporation will be entitled to a deduction in the amount of ordinary income so recognized.


Stock Appreciation Rights. A grantee will not recognize income on the grant of a stock appreciation right, but will recognize ordinary income on the exercise of a stock appreciation right. The amount of income recognized on the exercise of a stock appreciation right will be equal to the amount of cash and the fair market value of any shares received on the date of exercise plus the amount of any cash or stock withheld to satisfy withholding taxes. The Corporation will be entitled to a deduction in the amount of ordinary income so recognized. Gain or loss from the sale or exchange of shares acquired pursuant to the exercise of a stock appreciation right will be treated as capital gain or capital loss.

Restricted Stock. A grantee of restricted stock is not required to include the value of such shares in ordinary income until the shares are no longer subject to a substantial risk of forfeiture, unless the grantee elects to be taxed on receipt of the shares. In either case, the amount of such income will be equal to the fair market value of the shares at the time the income is recognized. The Corporation will be entitled to a deduction in the amount of ordinary income so recognized.

Incentive Shares. A grantee of incentive shares will recognize ordinary income on the date the incentive shares are issued in an amount equal to the fair market value of the shares on such date. The Corporation will be entitled to a deduction in the amount of ordinary income so recognized. Gain or loss from the sale or exchange of shares acquired on the issuance of incentive shares will be treated as capital gain or capital loss.


Parachute Payments. Where payments to an employee that are contingent on a change in control of the Corporation exceed limits specified in the Code, the employee generally is liable for a 20% excise tax on, and the Corporation generally is not entitled to any deduction for, a specified portion of such payments. The Plan provides for the acceleration of vesting of option upon a change in control, such accelerated vesting would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

Performance Based Compensation.  Subject to certain exceptions,
Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The Plan has been designed to allow the Committee to make awards under the Plan that qualify under an exception to the deduction limit of Section 162(m) for performance-based compensation.

General. The rules governing the tax treatment of options, stock appreciation rights, restricted stock and incentive shares, and the receipt of shares in connection with such grants or awards, are highly technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.

Accounting Treatment.

Under current accounting principles, as applied by the Corporation, neither the grant nor the exercise of an incentive stock option or a non-qualified stock option under the Plan with an exercise price not less than the fair market value of Common Stock at the date of grant requires any charge against earnings, but the Corporation will, beginning in fiscal 1998, disclose in footnotes to its financial statements the effect on its results of operations had expense for stock compensation awards been recognized based on FASB-specified guidelines.


Stock appreciation rights require a charge against the earnings of the Corporation each accounting period the value of such rights increases. The charge related to stock appreciation rights will vary depending upon, among other factors, the amount of stock appreciation rights granted, stock price changes above the grant price, and the length of time that stock appreciation rights have been outstanding. Such charge is based, generally speaking, on the difference between the exercise price specified in the related right, or the market value of Common Stock on the date of grant, and the current market price of the Common Stock. In the event of a decline in the market price of Common Stock subsequent to a charge against earnings related to the estimated costs of stock appreciation rights, a reversal of prior charges is made (but not to exceed aggregate prior charges).

Restricted stock and incentive shares will require a charge to earnings representing the value of the benefit conferred, which, in the case of restricted stock, may be spread over the restrictive period. Such charge is based on the market value of the shares transferred at the time of issuance.

Registration. Assuming the adoption of the Plan by the stockholders, the Corporation expects to register the options and shares of Common Stock covered by the Plan under the Securities Act of 1933 as soon as practicable after such approval is obtained. The Corporation, however, may nevertheless require each person exercising options to give written representation that he or she is acquiring the stock for his or her own account for investment and not with a view to the distribution thereof.

The Board of Directors unanimously recommends a vote FOR the 1998 Long-Term Incentive Plan.




                     1998 Employee Stock Purchase Plan
                             (Proposal No. 7)

The stockholders of the Corporation are being asked to approve an employee stock purchase plan, the 1998 Employee Stock Purchase Plan (the
Plan). The following summary of the material features of the Plan is qualified in its entirety by reference to the full text of the Plan attached as Exhibit D to this Proxy Statement.

The Plan provides for the purchase of up to 2,000,000 shares of Common Stock (the Shares) by employees of the Corporation at a discount from market price. The purpose of the Plan is to provide employees of the Corporation and its subsidiaries with a convenient means to purchase shares of Common Stock of the Corporation at favorable prices through accumulated payroll deductions and to thereby encourage ownership in the Corporation. It is the intention of the Corporation to have the Plan qualify as an Employee Stock Purchase Plan under Section 423 of the Internal Revenue Code of 1986, as amended (the Code). The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

Description of the Plan.

All regular employees of the Corporation and its subsidiaries who work at least 20 hours per week and who have been employed by the Corporation for more than five months in any calendar year are eligible to participate in the Plan. For purposes of the Plan, an individual will continue to be deemed an eligible employee while the individual is on sick leave or other leave of absence approved by the Corporation; provided, however, that where the period of leave exceeds 90 days and the individuals right to reemployment is not guaranteed either by statute or by contract, the employee will be deemed to have been terminated on the 91st day of such leave.

The Plan will be administered by the Board of Directors of the Corporation, and will continue for ten years unless earlier terminated by the Board.

The Plan will be implemented by consecutive offering periods, ranging from six (6) months to twenty four (24) months (each of which is referred to herein as an Offering Period). The precise duration of any Offering Period will be announced by the Board at least five (5) days prior to its commencement. As of the first day of each Offering Period (Enrollment
Date), each eligible employee participating in such Offering Period will be granted an option to purchase on the last day of each Offering Period (the Exercise Date) up to a number of Shares determined by dividing such employees payroll deductions accumulated prior to such Exercise Date and retained in the employees account as of the Exercise Date by the applicable Purchase Price (as such term is defined below); provided that in no event shall an employee be permitted to purchase during each Offering Period more than 5,000 shares of the Corporations Common Stock. The applicable Purchase Price shall mean an amount equal to 85% of the fair market value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower, as determined under the Plan.


In no event will any employee be granted an option under the Plan (i) to the extent that, immediately after the grant, such employee (or any other person whose stock would be attributed to such employee pursuant to
Section 424(d) of the Code) would own capital stock of the Corporation and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Corporation or of any subsidiary, or
(ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Corporation and its subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.


Unless a participant employee withdraws from the Plan, his or her option for the purchase of Shares will be exercised automatically on the Exercise Date, and the maximum number of full Shares subject to option will be purchased for such employee participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares will be purchased; any payroll deductions accumulated in an employee participants account which are not sufficient to purchase a full share will be retained in the employee participants account for the subsequent Offering Period, subject to withdrawal by the employee participant.

Neither payroll deductions credited to an employee participants account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as otherwise provided in the Plan) by the employee participant. In addition, the Board will have the power to impose such restrictions on the transfer of Shares that may be issued under the Plan during any Offering Period, if such restrictions are announced at least five (5) days prior to the scheduled beginning of the Offering Period to be affected by such restrictions.

The Board of Directors of the Corporation may at any time and for any reason terminate or amend the Plan, except no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Corporation and its stockholders, and no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant.

Summary of Federal Income Tax Consequences of the Plan.

The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Code, no employee participant will recognize income for federal income tax purposes on the purchase of the Shares, but will instead defer the tax consequences until the employee participant sells or otherwise disposes of the Shares.

If the participant employee disposes of Shares purchased under the Plan more than the later of two years from the beginning of the applicable Offering Period or one year from the Exercise Date, the employee participant would be deemed to have received compensation at the time of sale or other disposition taxable as ordinary income equal to the lesser of
(a) the amount of the discount allowed on the Shares purchased under the Plan; or (b) the excess of the fair market value of the Shares at the time of disposition over the purchase price. Any gain on the disposition in excess of the amount treated as ordinary income would be treated as long-term capital gain. The Corporation is not entitled to take a deduction for the amount of the discount in the circumstances indicated above.

If the employee participant disposes of Shares purchased pursuant to the Plan before the expiration of either of the required holding periods described above (the disqualifying deposition), the employee participant would recognized ordinary income at the time of the sale or other disposition taxable to the extent that the fair market value of the Common Stock on the Exercise Date was greater than the Purchase Price (i.e., the spread at purchase). This amount is considered ordinary compensation income in the year of sale or other disposition even if no gain is realized on the sale or disposition, and the Corporation is entitled to a deduction equal to the amount the employee participant is required to report as ordinary compensation income.


As of March 13, 1998, approximately _______ employees would be eligible to participate in the Plan. Because the price of the Shares to be purchased will not be established until the end of the first Offering Period, and because benefits to be received depends upon participants decisions to participate throughout the Offering Periods, the benefits to be received under the Plan by the foregoing persons is not determinable at the date of this Proxy Statement. The closing sale price of the Common Stock on the Nasdaq National Market on March 13, 1998 was $_____ per Share.

Registration. Assuming the adoption of the Plan by the stockholders, the Corporation expects to register the shares of Common Stock covered by the Plan under the Securities Act of 1933 as soon as practicable after such approval is obtained.

The Board of Directors unanimously recommends a vote FOR the 1998 Employee Stock Purchase Plan.




                             EXECUTIVE COMPENSATION

	The following tables relate to the compensation paid or accrued to executive officers of the Company whose cash compensation exceeded $90,000 during 1997 (the Named Executives).

                          Summary Compensation Table

                           Annual Compensation                    Long Term
                                                                  Compensation
                                                                  Awards


Name and                 Year   Salary    Bonus    Other Annual    Options
Principal                       ($)       ($)      Compensation
Position                                           ($) (1)


David G. Mazzella        1997   168,077        0       11,235        500,000
President, CEO (2)

Robert L. Boxer          1997   108,923        0       12,174        130,000
Vice President,          1996   106,500        0       12,078              0
Secretary,               1995   102,500    5,750       12,197              0
General Counsel


Paul T. Babarik          1997   100,462        0       12,653         80,000
Vice President,          1996    97,000        0        8,479              0
Sales                    1995   113,118        0        8,420          2,650

James W. Karr            1997    97,308        0       12,912         25,000
Vice President,          1996    95,000        0       12,663              0
Sales                    1995    92,500        0       12,665              0


Albert J. Montevecchio   1997   111,477        0        7,642              0
Chairman, CEO (3)        1996   220,000        0       18,561              0
                         1995   176,850   21,792       19,516              0


(1) Includes (i) Personal Use of Company Car, (ii) Life Insurance
    Premiums, (iii) Company Contribution to 401(K) Plan, and (iv) Medical Expense Reimbursement.
(2) Started February 25, 1997.  Current annual salary is $225,000.
(3) Retired on May 22, 1997.

                           Employment Agreements

	Pursuant to an agreement between the Board of Directors and Mr. Mazzella, in the event, prior to his reaching age 65, his employment is either terminated without cause or his responsibilities and title are significantly diminished without cause, he will be paid a lump sum equal to two years salary and benefits. In the event such termination or demotion occurs as a result of a change in control of the Company, the lump sum payment shall be equal to three years salary and benefits. In either case, all Company stock options held by Mr. Mazzella at the time of such event shall become immediately exercisable at 50% of the original option price and remain exercisable at such price for the balance of the original 10-year term.

                            Retirement Benefits

	The Named Executives listed below are vested in a defined benefit retirement plan of the Company. The amount of the retirement benefit, payable from age 65, will vary depending upon length of service, retirement age and average salary. The other Named Executives presently employed by the Company are not vested under the Plan. The maximum annual benefit is 50% of average salary for the last three full fiscal years of employment by the Company and is payable until death.

        Assuming continued employment by the Company until age 65 with average salary increases of 3% per year the projected retirement benefit at age 65 for each executive officer is shown below:

Name               Age     Years of Service     Annual Benefit at
                               to Date              at Age 65
Robert L. Boxer    44            15                  $93,437
James W. Karr      54            15                  $65,961



                               Stock Options

	The Company has a stock option plan under which employees may be granted Incentive Stock Options and Non-Qualified Stock Options to purchase the Companys Common Stock. All full-time employees of the Company and its subsidiaries are eligible to receive Stock Options. The Stock Option Committee of the Board of Directors administers the Plan and makes all determinations with respect to eligibility, option price, term and exercisability, except that the option price on Incentive Stock Options may not be less than 100% of fair market value on the date of grant and the term of any option may not exceed ten years.

	The following tables set forth information regarding stock option transactions involving the Named Executives.

               Stock Option Exercises and Year-End Value Table

                                                   Number of Unexercised        Value of Unexercised In-the-
                                                     Options at FY-End            Money Options at FY-End (1)

Name                       Shares      Value      Exercisable   Unexercisable    Exercisable   Unexercisable
                          Acquired    Realized                                       ($)            ($)
                             on         ($)
                          Exercise
                             (#)


David G. Mazzella               0            0              0         500,000              0       1,864,000
Paul T. Babarik                 0            0         13,000          80,000         49,810         204,400
Robert L. Boxer                 0            0          7,500         130,000         23,150         280,400
James W. Karr                   0            0          2,750          25,000         12,705          51,800
Albert J. Montevecchio     46,500      160,545              0               0              0               0


(1) Based on year-end price of $6.62 per share.

                       Stock Option Grants in Last Fiscal Year

The potential realizable value portion of the following table illustrates the gain that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Companys Common Stock over the term of the option. Actual gains, if any, on the stock option exercises are dependent on the future performance of the Common Stock, overall market conditions, as well as the option holders continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

                                                                                   Potential Realizable Value of
                                                                                   Assumed Annual Rates of Stock
                                                                                   Price Appreciation for Option
                                                                                   Term

Name                  Options         % of Total      Exercise    Expiration     0%            5%           10%
                      Granted (1)     Options           Price        Date
                                      Granted to
                                      Employees in
                                      Fiscal Year

David G. Mazzella     400,000(1)           31.8          $2.34        5/21/07      $1,712,000    $3,376,000   $5,932,000
                      100,000(1)            8.0          $5.10       12/14/07         152,000       568,000    1,207,000


Paul T. Babarik        30,000(1)            2.4          $2.34        5/21/07        $128,400      $253,200     $444,900
                       50,000(1)            4.0          $5.10       12/14/07          76,000       284,000      603,500

Robert L. Boxer        30,000(1)            2.4          $2.34        5/21/07        $128,400      $253,000     $444,900
                      100,000(1)            8.0          $5.10       12/14/07         152,000       568,000    1,207,000

James W. Karr           5,000(1)            0.4          $2.34        5/21/07         $21,400       $42,200      $74,150
                       20,000(2)            1.6          $5.10       12/14/07          30,400       113,600     241,400


(1) Exercisable over four years.
(2) Exercisable over five years.



                     REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

    The Compensation Committee of the Board sets compensation levels for the CEO and all other officers of the Company, establishes compensation and incentive plans for officers and approves payments under such incentive plans. The Compensation Committee is composed of four independent, non-employee directors who have no interlocking relationships as defined by the S.E.C.

    The Committees compensation policies are designed to attract and retain highly skilled executives, reward outstanding individual performance, encourage cooperative team efforts and provide an incentive to enhance long term shareholder value. The Companys executive officer compensation program consists of base salary, annual contingent bonus compensation, long term stock options and retirement benefits tied to age and years of service.

    In establishing salaries for the Companys CEO and other officers, consideration is given to salary ranges for comparable positions in similar size companies. Data for such comparisons is obtained from nationwide surveys conducted by independent compensation consulting firms and from proxy statements of similar size companies located near the Companys headquarters. As a result of basing compensation in part on overall company performance, in any particular year the Companys executives may be paid more or less than the average executive compensation levels of comparably sized companies.

    In setting salaries within competitive ranges, the Committee considers performance related factors including the Companys overall results during the past year and its performance relative to a budgeted plan or stated objectives. For officers other than the CEO, consideration also is given to the individuals contribution to the Company and the accomplishments of departments for which that officer has management responsibility. Potential for future contributions to the Company is taken into account for all officers.

    The Company has a bonus compensation plan for senior and middle management including the CEO and all other officers. Under this Plan the Compensation Committee each year establishes a schedule for calculating aggregate incentive compensation based upon the Companys financial performance. The total plan award is allocated to the CEO and other officers by the Compensation Committee through a combination of objective formulas based upon salaries and subjective performance related considerations. No bonuses were paid under the plan for 1997 because the minimum performance standards set by the Board were not met.

    The Stock Option Committee is responsible for selecting the recipients of stock options, the timing of grants, and the option exercise price within the terms of the Companys Stock Option Plan. The Stock Option Committee considers the recommendations of the CEO and Compensation Committee with respect to officers in this regard. Stock options are viewed as a long-term incentive for officers and a means to more closely align the interests of officers with those of stockholders.




                         Ten-Year Option Repricing

    On May 22, 1997, the Company announced the retirement of its founder and Chief Executive Officer. Also, at that time the Company was in the midst of a major restructuring that involved the closing of several subsidiaries, elimination of several product lines and a reduction in operating expenses by approximately 40%. The objective was to re-focus the Company on a smaller number of products and markets in which it could excel and be profitable. The Board of Directors believed that this marked a major transition for the Company and wanted employees to have a renewed sense of opportunity both for the Company and individually. On that date all employee stock options previously granted under the Companys 1993 Stock Option Plan had exercise prices in excess of the market value.
Accordingly, the Board on May 22, 1997, gave every employee (including the Executive Officers named below) the opportunity to terminate outstanding options under the 1993 Plan in exchange for a new option for the same number of shares with a new four-year vesting schedule. The new option price was set at 85% of the closing bid price on May 21, 1997. The table below shows every re-pricing of a stock option held by an Executive Officer for the past ten years.


Name of Officer        Date of Grant    Number of     Market Price    Exercise Price        New           Length of
                                         Option       of Stock at       at Time of        Exercise         Original
                                         Shares        Repricing        Repricing          Price         Option Term
                                        Repriced                                                         Remaining at
                                                                                                           Date of
                                                                                                          Repricing


David G. Mazzella       May 22, 1997    115,000         $3.00            $5.10              $2.34           10 Years

Paul T. Babarik         May 22, 1997      2,500         $3.00            $6.80              $2.34            8 Years
                        May 22, 1997      5,000         $3.00            $5.10              $2.34           10 Years

Robert L. Boxer         May 22, 1997      5,000         $3.00            $8.32              $2.34            9 Years
                        May 22, 1997      5,000         $3.00            $5.10              $2.34           10 Years

Ronald C. Lundy         May 22, 1997      2,000         $3.00            $6.80              $2.34            8 Years
                        May 22, 1997      5,000         $3.00            $5.10              $2.34           10 Years



                                         John E. Mooney,
                                         Chairman of Compensation Committee
                                         John E. Gould
                                         William J. Reilly




             Certain Relationships and Related Transactions

    On May 22, 1997, Albert J. Montevecchio, the Companys founder, Chief Executive Officer, Chairman of the Board, and owner of 14.5% of the Companys common stock, retired as an officer of the Company. Pursuant to an Employment Agreement between the Company and Mr. Montevecchio, which was entered into in 1991, Mr. Montevecchios term of employment was to continue until December, 2001, after which he would be entitled to receive until December, 2016 a pension benefit equal to 90% of the average of his three highest years compensation plus benefits. In 1996, Mr. Montevecchios compensation was $220,000. The Company instead agreed to pay Mr. Montevecchio $225,000 per year plus benefits until July, 2001, and $129,000 per year plus benefits thereafter until July, 2014. Mr. Montevecchio also agreed to refrain from competing directly or indirectly with the Company, to not disclose Company confidential information or trade secrets, to vote with the majority of stockholders (other than officers and directors) with respect to certain significant events submitted for stockholder approval, to not acquire shares of the Company in a private transaction or to solicit proxies from Company shareholders, and to not privately sell any shares of the Companys common stock without first offering to sell such shares to the Company.


                         COMMON STOCK PERFORMANCE

    The following graph shows a five-year comparison of cumulative total returns for owners of the Companys common stock compared to an Index for NASDAQ stocks and the NASDAQ Telecommunications Index.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN



                     Dec 92     Dec 93    Dec 94    Dec 95    Dec 96    Dec 97

Moscom                100        167       176       169       164       138



NASDAQ
Stock Market          100        115       112       159       195       240


NASDAQ
Telecommunications    100        154       129       169       172       254




          Section 16(a) Beneficial Ownership Reporting Compliance


    Based upon reports filed by the Company with the Securities and Exchange Commission and copies of filed reports received by the Company, the Company believes all reports of ownership and changes in ownership of the Common Stock of the Company required to be filed with the Securities and Exchange Commission during 1997 were filed in compliance with Section 16(a) of the Securities Act of 1934.


                          Stockholder Proposals

    Under SEC rules, any stockholder wishing to present a proposal at the Companys 1999 Annual Meeting must submit the proposal to the Companys Secretary no later than December 4, 1998 in order for the proposal to be included in the proxy and proxy statement for the meeting.


            Approval of Appointment of Independent Auditors
                           (Proposal No. 8)

    On the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen, LLP as independent auditors for the fiscal year ending December 31, 1998. Arthur Andersen also acted as the independent auditors for the company in 1997. For all previous years since the companys founding in 1983, Deloitte & Touche (or predecessor, Touche Ross & Co.) were the independent auditors for the Company. Representatives of Arthur Andersen are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

    Although the appointment of independent auditors is not required to be submitted to a vote by Stockholders, the Board believes as a matter of policy that it is appropriate to do so. If the Stockholders should not approve the appointment of Arthur Andersen, LLP, the Audit Committee and Board of Directors will consider other certified public accountants for appointment.


                                Other Matters

    As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the meeting other than those described above. If any other matters properly come before the meeting, it is intended that the persons named in the enclosed Proxy will vote the shares represented by signed proxies in accordance with their best judgment.

                                     By Order of the Board of Directors

                                     Robert L. Boxer
                                     Secretary

Pittsford, New York
March 19, 1998

 A __X__ Please mark your votes as in this example.

This proxy will be voted as specified. If no direction is given, the shares represented will be voted for all 8 proposals.

Nominees:   John E. Gould
            David G. Mazzella
            John E. Mooney
            William J. Reilly

1. Election of Directors  For ___   Withheld _____
        For, except vote withheld for the following nominees(s):

	_____________________________________________________

2. The proposed amendments to the Corporations Certificate of
   Incorporation, providing for the classification of the Directors into three classes.
   For ___   Against ___   Abstain ___

3. Change in the Corporations name to Veramark Technologies Inc.
   For ___   Against ___   Abstain ___

4. Amendment of the Corporations Certificate of Incorporation to
   increase the number of shares of capital stock.
   For ___   Against ___   Abstain ___


5. Adoption of new By-laws of the Corporation.
   For ___   Against ___   Abstain ___

6. Approval of the 1998 Long-Term Incentive Plan.
   For ___   Against ___   Abstain ___

7. Approval of the 1998 Employee Stock Purchase Plan.
   For ___   Against ___   Abstain ___

8. Approval of the appointment of Arthur Andersen LLP as auditors for the year ending December 31, 1998.
   For ___   Against ___   Abstain ___

At their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies related to the Annual Meeting.

Signature ___________________   Date ____________

Signature ___________________   Date ____________
(Signature if held jointly)

(NOTE: Stockholder must sign exactly as your name appears hereon.
Joint owners must each sign.)